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                                                                    Exhibit 99.2

ANALEX CORPORATION IS NEW NAME FOR HADRON

Alexandria, VA, July 2, 2002 -- HADRON, INC. (formerly OTC BB: HDRN) changed its name to ANALEX CORPORATION effective July 1, 2002. The Company's common stock now trades under the new corporate name with the new ticker symbol ANLX.

         "The corporate name change to Analex is part of our marketing and growth strategy," said Sterling Phillips, the Company's President and CEO. "The `Analex' name is more widely recognized among our intelligence community and aerospace clients than the `Hadron' name," he added.

         The Company's shareholders recently approved changing the Company's name to Analex Corporation, a name that has broader recognition in the Company's key markets.

         ANALEX specializes in developing intelligence and biodefense solutions in support of our nation's security. Analex focuses on designing, developing and testing aerospace products and systems; developing innovative technical solutions for the intelligence community; analyzing and supporting defense systems; and developing medical defenses and treatments for toxic agents used in biological warfare and terrorism. The Company's stock has traded on the OTC Electronic Bulletin Board under the symbol HDRN, and started trading as ANLX at the close of trading yesterday. The new Cusip number for Analex is 032653107. The Company can be found on the Internet at www.analex.com . Investor relations can be contacted at (703) 329-9400 or via email at agordon@hadron.com.

NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the information services, engineering services, software development and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company's ability to continue to recruit and retain highly skilled technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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